Exhibit 4.1

Amended and Restated
Registered Representatives’
Deferred Compensation Plan

Effective January 1, 2008

Section 1. Establishment and Purpose.

     1.1 The Company has established, effective originally on January 1, 1999, an unfunded deferred compensation plan, the Amended and Restated Registered Representatives’ Deferred Compensation Plan, for the benefit of those individuals who act as registered representatives of the Broker-Dealer Subsidiaries (as hereinafter defined).

     1.2 The purpose of the Plan is to attract and retain individuals to become licensed members with the Broker-Dealer Subsidiaries and to assist such individuals with long-range financial planning by offering an alternative for investing monthly commissions and fee payments.

Section 2. Definitions.

     2.1 As used herein, the following terms shall have the meanings set forth below:

     “Account” means, as to any Representative and for any particular Enrollment Period, prior to January 1, 2008, the Fund Account and the Interest Account, and on or after January 1, 2008, the Fund Account, in either case, established and maintained for that Representative with respect to that particular Enrollment Period.

     “AIG” means the American International Group, Inc., guarantor of the Company’s payment obligations under this Plan, and its successors and assigns.

     “Appreciation” means, with respect to each Fund Account, an increase in the value of that Fund Account in excess of the amount of Earnings originally deferred into that Account.

     “Beneficiary” means, with respect to any Account for any Enrollment Period, the person or persons designated as such in accordance with Section 8 below.

     “Broker-Dealer Subsidiary” means the following broker-dealer subsidiaries of AIG: Royal Alliance Associates, Inc., Advantage Capital Corporation, FSC Securities Corporation, AIG Financial Advisors, Inc., American General Securities, Inc and any additional broker-dealer subsidiaries which the Company adds to this Plan by resolution of its board of directors.

     “Code” means the Internal Revenue Code of 1986, as amended, including regulations and guidance of general applicability thereunder.

Committee” means the Management Committee appointed pursuant to Section 9.

     “Company” means SAI Deferred Compensation Holdings, Inc., which has assumed from SunAmerica Inc. the benefits, rights, obligations, and duties under this Plan, and its successors and assigns.

     “Deferred Benefit” means the amount of money owing to a Representative with respect to that Representative’s Account for a particular Enrollment Period at such time as that Representative receives a distribution of that Account under this Plan and will be equal to the value of that Account, as determined in accordance with Section 5 below.

     “Deferred Compensation Agreement” means the form established by the Committee from time to time through which a Representative may elect or change an election with respect to Earnings to be deferred for an Enrollment Period, elect an Optional Distribution Schedule, and designate or change a designation with respect to a Beneficiary.

     “Disability” means a period of medically determined physical or mental impairment that is expected to result in death or last for a period of not less than 12 months during which a Representative qualifies for income replacement benefits under the Company’s or the Broker-Dealer Subsidiary’s long-term disability plan for at least 3 months, or, if a Representative does not participate in such a plan, a period of disability during which the Representative is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

     “Earnings” means the commission and/or advisory fee payments paid during an Enrollment Period from a Broker-Dealer Subsidiary.

     “Enrollment Period” means each Plan Year or portion thereof for which a Representative has enrolled in the Plan and made an election to defer Earnings pursuant to Section 4.1 hereof.

     “Enrollment Period Account” means an Account maintained for each Enrollment Period, except that a single combined Pre-2008 Enrollment Period Account shall be maintained for all Enrollment Periods prior to January 1, 2008.

     “Fund Account” means a bookkeeping entry maintained by the Company merely for the purposes of recordkeeping and recording the unsecured contractual obligation of the Company with respect to the portion of a Representative’s deferred Earnings in an Enrollment Period Account that is indexed to a Valuation Fund.

     “Guarantee” means AIG’s full and unconditional guarantee of the Company’s payment obligations hereunder, substantially in the Form of Annex I hereto.

     “Interest Account” means a bookkeeping entry maintained by the Company merely for the purposes of recordkeeping and recording the unsecured contractual obligation of the Company to pay interest on the amount of a Representative’s Earnings originally deferred into an Account for a particular Enrollment Period.

     “Optional Distribution Schedule” means, with respect to an Enrollment Period Account, the date selected by a Representative for that Account in accordance with Section 6 below and, if applicable, the alternative installment form of payment selected for such Account.

     “Plan” means this Amended and Restated Registered Representatives’ Deferred Compensation Plan as such Plan may be amended, modified or restated from time to time.

     “Plan Administrator” means the Management Committee, as determined under Section 9, and also shall include the human resources personnel for the Broker-Dealer Subsidiary with which any given Representative holds his or her broker’s license and to whom the Management Committee delegates administrative duties under the Plan, including but not limited to the distribution or dissemination of materials and information on enrollment, elections, and distributions.

     “Plan Year” means the 12-month calendar year ending on December 31.

     “Representative” means any individual holding his or her broker’s license with a Broker-Dealer Subsidiary.

     “Separation From Service” means a termination of the Representative’s relationship with a Broker-Dealer for any reason (other than death) and a cessation of all services for the Broker-Dealer and all entities within the Company’s controlled group, as defined in Code sections 414(b) and 414(c) (i.e., the 80-percent controlled group). Determination of whether a Separation from Service occurs shall be made in a manner that is consistent with Treas. Reg. §1.409A-1(h)

     “Termination Event” means, with respect to any individual Representative and any particular Enrollment Period, the occurrence of any event described in Section 6.1 below with respect to that Enrollment Period.

     “Valuation Date” means any date the relevant United States financial markets are open for which a Representative’s particular Account is required to be valued for any purpose.

     “Valuation Funds” means one or more mutual funds designated as available under the Plan by the Committee from time to time.

     2.2 As used herein, the term Representative shall also apply to any cash-basis corporate entity which is entitled to receive commissions and/or advisory fee-based payments from a Broker-Dealer Subsidiary (a “Corporate Representative”), the shares of which are owned principally by an individual holding his or her current broker’s license with a Broker-Dealer Subsidiary (an “Individual Representative”). Such Corporate Representative must make a separate election to participate in this Plan.

However, such Corporate Representative’s ability to participate initially or at any time thereafter shall be, at all times, subject to the Individual Representative’s participation in this Plan. Accordingly, by way of example and not limitation, if a Termination Event occurs with respect to the Individual Representative with respect to a particular Enrollment Period, a Termination Event shall be deemed to have occurred with respect to the Corporate Representative with respect to that same Enrollment Period.

     Section 3. Eligibility for Participation.

     3.1 Each Representative will be eligible to participate in this Plan on the first day of any month after Representative has been licensed with a Broker-Dealer Subsidiary for three (3) full months unless the President of the Broker-Dealer Subsidiary with which such Representative holds his or her broker’s license determines that such Representative will be able to participate on an earlier date. Once a Representative becomes eligible to participate, he or she will remain eligible until this Plan is amended or terminated or, in the case of any particular Enrollment Period, until the occurrence of a Termination Event.

     3.2 So long as the Representative is eligible to participate in the Plan, a Representative may participate and elect to defer Earnings as specified in Section 4 regardless of the occurrence of a Termination Event with respect to an Enrollment Period.

     Section 4. Election to Defer.

     4.1 Enrollment with respect to any Enrollment Period in this Plan is voluntary. A Representative shall enroll for an Enrollment Period and elect the amount of Earnings to be deferred and the method of distribution of such deferred Earnings in a Deferred Compensation Agreement. A Deferred Compensation Agreement shall be effective for a Plan Year only if filed prior to January 1 of the Plan Year or such earlier date as may be imposed by the Committee. Notwithstanding the foregoing, the Committee may permit a Representative who becomes newly eligible to participate in the Plan to file a Deferred Compensation Agreement indicating the amount of Earnings to be deferred for the Plan Year no later than 30 days from the date of the Representative’s initial eligibility, provided such election conforms to the requirements of Code section 409A, and further provided that such election shall be effective only with respect to Earnings for services performed after the date of such Deferred Compensation Agreement. After the close of the 30-day period, a Representative’s election to defer Earnings will be effective only with respect to Earnings for the next following Plan Year, subject to the rules set forth in Section 4.3.

     4.2 For each Enrollment Period, each participating Representative will determine the amount of Earnings to be deferred, up to 100%, in whole percent increments. The deferred Earnings will be deducted from each semi-monthly Earnings payment. A Deferred Compensation Agreement for an Enrollment Period is irrevocable no later than December 31 preceding the Plan Year to which the Agreement relates or such earlier date as the Committee determines from time to time.

     4.3 A Representative who files a Deferred Compensation Agreement for an Enrollment Period will be deemed to have elected to defer the same percentage of Earnings in all subsequent Enrollment Periods unless and until the Representative files a Deferred Compensation Agreement affirmatively electing a different percentage of Earnings for the Enrollment Period, including an election not to defer for an Enrollment Period. Any such change in percentage of Earnings to be deferred shall be effective only for the Plan Year following the Plan Year in which such election is duly filed. If a payment date under an Optional Distribution Schedule occurs with respect to any Account for an Enrollment Period of a Representative, the Representative must affirmatively file a Deferred Compensation Agreement in order to defer Earnings for such Enrollment Period; otherwise, the Representative will be deemed to have elected to defer no Earnings in such Plan Year and subsequent Plan Years unless and until a new Deferred Compensation Agreement is filed. For example, assuming that a Representative elected to defer 20% of his or her Earnings for an Enrollment Period that begins on January 1, 2008 and selects an Optional Distribution Schedule pursuant to Section 6.2 for such Enrollment Period with a lump sum payment to be made on June 1, 2013. 20% of such Representative’s Earnings will be deferred each Plan Year until December 31, 2012 unless such Representative changes the deferred Earnings percentage before then. If such Representative wants to increase the deferred Earnings percentage to 30% for 2010, such Representative must file a new Deferred Compensation Agreement on or before December 31, 2009 (or such earlier date as the Management Committee may determine). The value of all of the Earnings for the associated Enrollment Period that such Representative has deferred will be paid to such Representative in a lump sum on June 1, 2013. However the payment date on June 1, 2013 would be considered a Termination Event so none of such Representative’s Earnings after December 31, 2012 will be deferred under the Plan unless such Representative files a new Deferred Compensation Agreement prior to January 1, 2013 with a different Optional Distribution Schedule.

     Section 5. Valuation of Deferred Earnings.

     5.1 The Company will establish and maintain an Account with respect to each Enrollment Period for each Representative participating in this Plan. All deferred Earnings will be credited to the Representative’s Account within three business days of the date the Earnings otherwise would have been paid.

     5.2 The Company will establish and maintain a Fund Account with respect to each Enrollment Period Account.

     5.3 The Company will establish and maintain an Interest Account with respect to each Enrollment Period Account beginning on or after January 1, 1999, and ending on or before December 31, 2007. The Interest Account will bear interest at a fixed rate per annum to be set from time to time by the Company. Interest will accrue on the initial amount of Earnings deferred into the Account and not on the value of the associated Fund Account. Interest will be calculated on the basis of a year of twelve 30-day months. Each Fund Account may be reduced by its associated Interest Account as provided in Section 5.5.

     5.4 Each Representative must elect the Valuation Fund(s) which will be used to measure the value of each Fund Account. A Representative may elect different Valuation Fund(s) and percentages for each of his or her particular Fund Accounts. Amounts held in a Fund Account will be treated as though invested in such Valuation Fund(s) and adjustments to the value of each Fund Account will be made in accordance with Section 5.5 below. However, neither the Company nor AIG is required to make investments in the Valuation Funds. Earnings deferred into an Account must be allocated to the Valuation Fund(s) in whole percent increments of at least 5%.

     5.5 The value of each participating Representative’s particular Fund Account shall be adjusted to reflect the investment experience of the Valuation Fund(s) elected by such Representative with respect to that Account, whether positive or negative (including dividends and capital gains and losses), as if that Fund Account had been invested in such Valuation Fund(s); provided that for Accounts reflecting Enrollment Periods prior to January 1, 2008, any Appreciation in the respective Fund Account will be reduced (but not below zero) by up to the amount of interest accrued with respect to such deferred Earnings in the associated Interest Account.

     5.6 The value of a Representative’s particular Account at any time will equal the sum of the associated Fund Account (as reduced, if applicable, by the proviso to Section 5.5) and the associated Interest Account. For Accounts reflecting Enrollment Periods beginning January 1, 2008, or thereafter, the value of the Account shall equal only the value of the Fund Account.

     5.7 Representatives may change the Valuation Fund(s) against which the value of any particular Fund Account will be indexed once per business day. Changes may be made with regard to new Earnings coming into the Fund Account or to existing Earnings in the Fund Account. Changes made with regard to new Earnings into the Fund Account will generally be effective on the same business day if made prior to the close of the relevant markets, and the next business day following such change if made after the close of the relevant markets or on a day when the relevant markets are not open for trading. Changes made with regard to existing Earnings into the Account will cease to reflect the investment experience of any Valuation Fund that is removed when the replacement Valuation Fund(s) designated by such change becomes effective. Notwithstanding the foregoing, however, any modification will be made in such manner and will be effective at such time as the Committee may from time to time determine. In particular, changes may not be effected on a same day or next day basis and may be effected on an aggregated or “grouped” basis over a period of time.

     5.8 There shall be charged against each Representative’s particular Account any payments made out of that Account to the Representative or his or her Beneficiary in accordance with Sections 6 and 8 below.

     5.9 Participating Representatives will be provided, on a semi-annual basis, a statement of account which indicates the value of such Representative’s Account(s) (broken down by the associated Fund Account(s) and, if applicable, Interest Account(s)) and the currently selected Valuation Fund(s) used to measure the value of the Fund Account(s).

     5.10 The currently available Valuation Funds as well as those Valuation Funds available as of February 1, 2008 are identified on Schedule 1 to this Plan. The Company reserves the right to terminate the availability of any Valuation Fund and add additional Valuation Funds at any time.

     Section 6. Distribution of Deferred Benefit.

     6.1 Upon the occurrence of the earliest Termination Event with respect to an Enrollment Period Account, a Deferred Benefit with respect to that Enrollment Period Account will be paid to the Representative or his or her Beneficiary, as the case may be. The Termination Events for any Enrollment Period Account are the earlier of the Representative’s:

(a)  death;
(b) Disability;
(c) Separation From Service; or
(d) attainment of a specified payment date under an Optional Distribution Schedule for that Enrollment Period, if one has been selected by the Representative.

     6.2 A Representative may select an Optional Distribution Schedule for a particular Enrollment Period no later than the date that the Deferred Compensation Agreement must be filed for the Enrollment Period. An Optional Distribution Schedule is irrevocable. The Deferred Benefit with respect to any Enrollment Period will be paid in a lump sum unless another form of payout on an Optional Distribution Schedule has been selected. The forms of payout available under an Optional Distribution Schedule are:

(a)  Annual installments over a period of ten (10) years;
(b) Annual installments over a period of five (5) years;
(c) Annual installments over a period of three (3) years (but only if elected with respect to pre-2008 Enrollment Periods under the terms of the prior Plan); or
(d) A lump sum.

For purposes of Code section 409A, each annual installment shall be treated as a separate payment. In the case of a payment of Deferred Benefit that arises on death or Disability, no Optional Distribution Schedule is available and all payments shall be made in a lump sum.

     6.3 If a Representative’s Deferred Benefit with respect to an Enrollment Period Account is payable in installments, the amount to be paid in each installment shall be the value of the Enrollment Period Account as of the Valuation Date for that Account multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of installment payments remaining. The initial installment payment shall be made within 90 days of the Termination Event.

The second annual installment payment shall be made in the calendar year succeeding the initial installment payment, but no later than January 31, and all subsequent annual installment payments shall be made by January 31 of each calendar year thereafter until the Deferred Benefit with respect to that Enrollment Period has been fully paid. If a Representative’s Deferred Benefit with respect to an Enrollment Period is payable in a lump sum, payment shall be made within 90 days of the Termination Event based on the Valuation Date for that Account. As used in this Section, the Valuation Date shall be a date within 14 days of the payment date.

     6.4 Following receipt of the entire Deferred Benefit for an Enrollment Period, participating Representatives shall not be entitled to any rights under this Plan with respect to that Enrollment Period.

     6.5 In the event that a Representative is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i) and as determined by AIG, payment to a Representative upon a Separation From Service shall not commence before six months following the date of Separation From Service.

     6.6 Solely for pre 2008 Enrollment Periods, an Optional Distribution Schedule, which shall include as an option a December 2008 lump sum payment, may be selected if distributions have not already commenced and such election is filed prior to January 1, 2008. If a Representative has commenced installment distributions prior to January 1, 2008, the installment payments previously elected under the terms of the Plan prior to January 1, 2008, will continue to govern. If a Representative has Separated From Service but not yet commenced distributions prior to January 1, 2008, the specified payment date and form of payment previously elected under the terms of the Plan that were applicable prior to January 1, 2008 will continue to govern unless the Representative elects, prior to January 1, 2008, a December 2008 lump sum payment.

     Section 7. Financial Hardship Distribution.

     In the event of an unforeseeable emergency, the Representative may apply through the Plan Administrator for a hardship withdrawal. The application will be reviewed by the Committee. If such application for hardship withdrawal is approved, the Company shall pay to the Representative such value as is reasonably necessary to meet the hardship needs, including provision for taxes on the emergency distribution, in an amount not to exceed the Deferred Benefit(s). Such withdrawals may be made with respect to one or more Accounts at the sole discretion of the Committee. For purposes of this Plan, hardship withdrawals require that Representative, the Representative’s Beneficiary or a dependent have an immediate and heavy unanticipated financial emergency and that the withdrawal be necessary to meet such emergency need consistent with Code section 409A(a)(2)(B)(ii). Such hardship must be beyond the control of Representative, Beneficiary or dependent, who must not be able to meet such needs by other financial resources available. If the Representative takes a hardship withdrawal under this Plan, he or she may not defer any Earnings under this Plan for a period of one year from the date of the withdrawal.

In order to commence deferring Earnings again after the close of the one-year period, a Representative must re-submit a Deferred Compensation Agreement to the Plan Administrator within the time periods required by Section 4. Thus, such Deferred Compensation Agreement shall be effective no earlier than the next calendar year following the year in which the Deferred Compensation Agreement is resubmitted.

     Section 8. Beneficiary Designation and Survivor Benefits.

     8.1 Each Representative may designate any person or persons as Beneficiary or Beneficiaries to receive distribution(s) under this Plan in the event of Representative’s death prior to complete distribution to Representative of the Deferred Benefit(s) due under this Plan. Beneficiaries must be designated on the Deferred Compensation Agreement at any time prior to Representative’s death.

     8.2 In the absence of an effective Beneficiary designation by Representative with respect to a particular Account, the entire undistributed Deferred Benefit for that Account will be paid to the Representative’s estate.

     8.3 If a Representative dies prior to receiving all Deferred Benefit(s), the Representative’s Beneficiary will be paid a lump sum payment equal to the value of the undistributed Deferred Benefit.

     Section 9. Plan Interpretation and Administration.

     9.1 This Plan will be administered by a Management Committee (the “Committee”). The Committee will be comprised of at least three (3) individuals employed by AIG or any subsidiary of AIG as selected by the Company. The Committee shall interpret and administer this Plan in accordance with its terms and may from time to time establish administrative and operational rules and procedures to carry out the purposes of the Plan as the Committee determines in its discretion. The Committee’s interpretations and constructions shall be binding and conclusive on all persons for all purposes. The Plan is intended to conform to the requirements of Code section 409A and shall be administered and interpreted accordingly.

     9.2 Representatives may obtain any necessary form(s) by request to the Plan Administrator. All forms and agreements and any other necessary documents must be properly executed and delivered to the Plan Administrator within the specified time limitations in order to be effective. In exercising its discretion under this Plan, the Committee may treat similarly situated persons differently and is not obligated to accord the same treatment to Representatives and their Beneficiaries.

     Section 10. Nature of Company’s Obligation and AIG’s Guarantee.

     10.1 The Company’s obligation under this Plan shall be an unfunded and unsecured promise to pay. Neither the Company nor AIG shall be obligated under any circumstances to fund its financial obligations under this Plan or the Guarantee.

     10.2 The obligation to pay to participating Representatives the deferred Earnings, with such adjustments as are provided for herein, shall be carried on the books of the Company as an unsecured debt. The balance at any time in any Account is not held in trust for Representative, and neither Representative, his or her estate or personal representative(s), nor his or her beneficiaries shall have any right, title or interest in or to any funds in any Account, which is established by the Company merely for the purpose of recording such unsecured contractual obligation. All funds in any Account shall continue to be part of the general funds of the Company, and neither the Representative, his or her estate or personal representative(s), nor his or her beneficiaries shall have any property interest in any specific assets of the Company or AIG. Each Representative participating in this Plan is considered a general unsecured creditor of the Company.

     10.3 The Guarantee constitutes a general unsecured obligation of AIG, which ranks pari passu with all of AIG’s other unsecured and unsubordinated indebtedness. Neither the Representative, his or her estate or personal representatives, nor his or her own beneficiaries shall have any property interest in any specific assets of AIG. In the event that a payment is due to a Representative under the Guarantee, such Representative will be a general unsecured creditor of AIG.

     10.4 Notwithstanding anything to the contrary contained herein, the Company or AIG may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan. However, to the extent provided in the trust only, such transferred amounts shall remain subject to the claims of general creditors of the Company or of general creditors of AIG. To the extent assets are held in a trust when a Representative’s Deferred Benefit(s) becomes payable, the Company or AIG, in the event of a Guarantee payment, shall direct the trustee to pay such benefit to Representative from the assets of the trust.

     Section 11. Miscellaneous.

     11.1 Except as set forth herein, no right to receive any Deferred Benefit shall be subject to anticipation, alienation, sale, assignment, pledge, hypothecation, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, hypothecate, encumber or charge the same will be void; provided, however, a Representative may assign his or her right to receive any Deferred Benefit to a revocable living trust set up by such Representative. No right under this Plan shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such rights. The Committee may exercise its discretion to pay all or part of a Representative’s Deferred Benefit to a party named in a domestic relations order that is binding on the Representative, provided that such order provides for payments at the same time and in the same form as would have been made to the Representative under the terms of the Plan.

     11.2 Taxes and Withholdings.

     (a)  Any payment of a Deferred Benefit hereunder will be subject to withholding of all applicable taxes, if any.

     (b)  If the whole or any part of any Account shall become liable for the payment of any estate, inheritance, income, or other tax which the Company or AIG shall be required to pay, or is otherwise attached for the payment of amounts owing by Representative, the Company and AIG shall have the full power and authority to pay such obligation out of any payment of a Deferred Benefit to the Representative or the Representative’s Beneficiary. The Company or AIG shall provide the Representative or Beneficiary notice of such payment. Prior to making any payment, the Company or AIG may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

     11.3 Nothing in this Plan is intended to (a) limit in any way the right of any Broker-Dealer Subsidiary to terminate a Representative’s contractor relationship with Broker-Dealer Subsidiary; or (b) otherwise create any employment relationship between the Representative and any Broker-Dealer Subsidiary or the Company or AIG.

     11.4 The Company expects to continue this Plan but is not obligated to do so. The Company reserves the right to amend, modify or terminate this Plan at any time, or from time to time, in whole or in part, for any reason (including, without limitation, a change, or an impending change, in the applicable laws of the United States or any State). If this Plan is amended, modified or terminated, the Committee shall be notified of such action in writing executed by a duly authorized officer of the Company, and thereafter this Plan shall be so amended, modified or terminated at the time therein set forth. Any amendment, modification or termination of this Plan shall be binding on the Representatives, but in no event may such amendment, modification or termination reduce the amounts credited at that time to any Representative’s Account. The Company shall not amend, modify, or terminate the Plan in such a manner that would cause the Plan to fail to conform to the requirements of Code section 409A, as reasonably determined in the discretion of the Committee.

     11.5 In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect the validity of any other provision of this Plan.

     11.6 This Plan shall be governed by and construed in accordance with the laws of the state of California.

SCHEDULE ONE

VALUATION FUNDS EFFECTIVE THROUGH 2/14/2008

1.) SunAmerica Money Market Fund
2.)   SunAmerica US Government Securities Fund
3.)   SunAmerica Balanced Assets Fund
4.)   SunAmerica New Century Fund
5.)   SunAmerica Focused Growth Portfolio
6.)   SunAmerica Value Fund
7.)   SunAmerica International Equity Fund
8.)   SunAmerica Focused Large-Cap Growth Portfolio
9.)   SunAmerica Focused Growth and Income Portfolio
10.) SunAmerica Focused Large-Cap Value Portfolio
11.) SunAmerica Focused Small-Cap Value Portfolio
12.) SunAmerica Focused Dividend Strategy Portfolio
13.) SunAmerica Growth and Income Fund
14.) SunAmerica Growth Opportunities Fund
15.) SunAmerica Focused Technology Portfolio
16.) SunAmerica Focused Value Portfolio
17.) SunAmerica Focused Small-Cap Growth Portfolio
18.) SunAmerica Focused Equity Strategy Portfolio
19.) SunAmerica Focused Multi-Asset Strategy Portfolio
20.) SunAmerica Strategic Bond Fund
21.) SunAmerica High Yield Bond Fund
22.) AIG Series Trust 2010 High Watermark Fund
23.) AIG Series Trust 2015 High Watermark Fund
24.) AIG Series Trust 2020 High Watermark Fund
25.) Credit Suisse Commodity Return Strategy Fund
26.) AIM Global Real Estate Fund
27.) Templeton Foreign Fund

SCHEDULE TWO
VALUATION FUNDS EFFECTIVE AS OF 2/15/2008

1.) Vanguard Prime Money Market Fund
2.)   SunAmerica US Government Securities Fund
3.)   SunAmerica Balanced Assets Fund
4.)   SunAmerica New Century Fund
5.)   SunAmerica Focused Growth Portfolio
6.)   SunAmerica Value Fund
7.)   SunAmerica International Equity Fund
8.)   SunAmerica Focused Large-Cap Growth Portfolio
9.)   SunAmerica Focused Growth and Income Portfolio
10.) SunAmerica Focused Large-Cap Value Portfolio
11.) SunAmerica Focused Small-Cap Value Portfolio
12.) SunAmerica Focused Dividend Strategy Portfolio
13.) SunAmerica Growth and Income Fund
14.) SunAmerica Growth Opportunities Fund
15.) SunAmerica Focused Technology Portfolio
16.) SunAmerica Focused Value Portfolio
17.) SunAmerica Focused Small-Cap Growth Portfolio
18.) SunAmerica Focused Equity Strategy Portfolio
19.) SunAmerica Focused Multi-Asset Strategy Portfolio
20.) SunAmerica Strategic Bond Fund
21.) SunAmerica High Yield Bond Fund
22.) Vanguard Target Retirement 2010 Fund
23.) Vanguard Target Retirement 2015 Fund
24.) Vanguard Target Retirement 2020 Fund
25.) Credit Suisse Commodity Return Strategy Fund
26.) AIM Global Real Estate Fund
27.) Templeton Foreign Fund